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                                                                     Exhibit 12

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                                                   Minnesota Power & Light Company
                                        Computation of Ratios of Earnings to Fixed Charges and
                                            Supplemental Ratios of Earnings to Fixed Charges
                                                                                For the Year Ended
                                                                                   December 31,
                                                      ----------------------------------------------------------------
                                                        1993          1994          1995          1996           1997
                                                      -------       -------       -------       -------        -------
                                                                             Millions except ratios
Income from continuing operations
     per consolidated statement of income             $ 64.4        $ 59.5        $ 61.9        $ 69.2         $ 77.6

Add (deduct)
     Current income tax expense                         29.3          24.1          13.4          31.4           44.6
     Deferred income tax expense (benefit)               1.1          (1.0)        (11.3)         (9.8)           3.3
     Deferred investment tax credits                    (2.0)         (2.5)         (0.9)         (2.0)          (1.3)
     Undistributed income from less than
        50% owned equity investments                    (6.0)         (7.5)         (9.1)        (11.0)         (13.9)
     Minority interest                                  (0.2)         (0.9)          0.2           3.3            2.3
                                                      ------        ------        ------        ------          -----
                                                        86.6          71.7          54.2          81.1          112.6
                                                      ------        ------        ------        ------          -----
Fixed charges
     Interest on long-term debt                         44.6          48.1          45.7          52.4           50.4
     Capitalized interest                                3.0             -           1.4           1.5            1.5
     Other interest charges - net                        1.5           7.4           7.9          10.2           14.3
     Interest component of all rentals                   5.8           5.8           3.7           2.5            3.7
     Distributions on redeemable
        preferred securities of subsidiary                 -             -             -           4.7            6.0
                                                      ------        ------        ------        ------          -----
           Total fixed charges                          54.9          61.3          58.7          71.3           75.9
                                                      ------        ------        ------        ------          -----

Earnings before income taxes and fixed
     charges (excluding capitalized interest)         $138.5        $133.0        $111.5        $150.9         $187.0
                                                      ======        ======        ======        ======         ======

Ratio of earnings to fixed charges                      2.52          2.17          1.90          2.12           2.46
                                                      ======        ======        ======        ======         ======

Earnings before income taxes and fixed
     charges (excluding capitalized interest)         $138.5        $133.0        $111.5        $150.9         $187.0
Supplemental charges                                    15.1          14.4          13.5          14.4           12.0
                                                      ------        ------        ------        ------         ------

Earnings before income taxes and fixed
     and supplemental charges (excluding
     capitalized interest)                            $153.6        $147.4        $125.0        $165.3         $199.0
                                                      ======        ======        ======        ======         ======

Total fixed charges                                   $ 54.9        $ 61.3        $ 58.7        $ 71.3         $ 75.9
Supplemental charges                                    15.1          14.4          13.5          14.4           12.0
                                                      ------        ------        ------        ------         ------
     Fixed and supplemental charges                   $ 70.0        $ 75.7        $ 72.2        $ 85.7         $ 87.9
                                                      ======        ======        ======        ======         ======

Supplemental ratio of earnings to fixed
     charges <F1>                                       2.19          1.95          1.73          1.93           2.26
                                                      ======        ======        ======        ======         ======

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
<F1> The  supplemental  ratio of earnings to fixed charges includes the Company's obligation under a contract with Square Butte Electric Cooperative (Square Butte) which extends through 2007, pursuant to which the Company is purchasing 71 percent of the output of a generating unit capable of generating up to 455 megawatts. The Company is obligated to pay Square Butte all of Square Butte's leasing, operating and debt service costs, less any amount collected from the sale of power or energy to others, which shall not have been paid by Square Butte when due. (See Note 5.)

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